Exhibit 10.26

THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE OPTIONEE WILL NOT TRANSFER THIS OPTION OR THE UNDERLYING COMMON SHARES UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION COVERING SUCH OPTION OR SUCH SHARES, AS THE CASE MAY BE, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, (II) LIVE VENTURES INCORPORATED FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO IT, STATING THAT, IN THE OPINION OF THE ATTORNEY, THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (III) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into effective as of November 3, 2016 (the “Effective Date”), by and between Live Ventures Incorporated, a Nevada corporation (“LIVE”), and Rodney Spriggs (the “Optionee”).

1.    Recitals. The Optionee is presently employed, pursuant to the terms of that certain Employment Agreement of even date herewith (the “Employment Agreement”), by an indirect wholly-owned subsidiary of LIVE, i.e., Vintage Stock, Inc., a Missouri corporation (the “Subsidiary”). LIVE desires to provide the Optionee with an incentive to remain in such capacity and to afford the Optionee the opportunity to obtain share ownership in LIVE so that the Optionee may have a significant proprietary interest in LIVE’s success. LIVE therefore hereby grants to the Optionee this non-qualified option to purchase shares of its stock pursuant to the terms of, and subject to the conditions set forth in, this Agreement.

2.    Shares Subject to Option. As of the Effective Date, LIVE hereby grants to the Optionee the option (“Option”) to purchase one hundred thousand (100,000) shares of LIVE’s common stock (the “Optioned Shares”), at the price set forth in the Paragraph of this Agreement entitled “Exercise Price” (the “Exercise Price”), subject to the terms and conditions and within the period of time set forth in this Agreement. This Option is intended to be a non-statutory, non-qualified stock option which does not qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.    Term; Expiration. This Agreement and the Option granted hereunder shall expire at 6:00 p.m. Central Time on the fifth (5th) anniversary of the Effective Date. If all or any portion of this Option is unexercised upon the expiration of this Agreement, then, to that extent, this Option shall be deemed to have been forfeited and of no further force or effect. The Option will expire on the Expiration Date immediately set forth above, or earlier as provided in this Agreement. If the Optionee’s continuous service to the Subsidiary, LIVE, or another affiliate of LIVE is terminated:

•	Due to the expiration of the Employment Agreement, the Optionee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (a) the date thirty (30) days following the Optionee’s termination of Continuous Service or (b) the Expiration Date

•	For Cause or without Good Reason (each as referenced in Section 5(b) of the Employment Agreement), the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable

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•	Without Cause or Good Reason (each as referenced in Section 5(c) of the Employment Agreement), the Optionee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (a) the date ninety (90) days following the Optionee’s termination of Continuous Service or (b) the Expiration Date

•	Due to death or disability (each as referenced in Section 5(d) of the Employment Agreement), the Optionee or the Optionee’s personal representative and/or beneficiaries, as the case may be) may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (a) the date one year following the Optionee’s termination of Continuous Service or (b) the Expiration Date

4.    Vesting.

4.1       Vesting Schedule. Subject to the terms of the Subparagraph in this Agreement entitled “Change in Control,” the Option granted hereunder shall vest as follows: 25% shall vest at the end of the first year following such issuance, with the remaining 75% vesting monthly over the next three years, in each event subject to the Optionee’s continued service as an employee of Subsidiary, LIVE, or another affiliate of LIVE through such dates; provided, that, if Optionee’s employment with Subsidiary, LIVE, or another affiliate of LIVE is terminated without cause by Subsidiary, LIVE, or another affiliate of LIVE, or is terminated by Optionee for Good Reason pursuant to Section 5(c) of the Employment Agreement, then the Option granted hereunder shall become immediately and fully vested, subject to Section 3 of this Agreement. From and after the respective vesting dates and through the expiration hereof, the Option may be fully and immediately exercisable in whole or in part at any time and from time to time in respect of such Optioned Shares.

4.2       Change in Control. Notwithstanding the vesting schedule set forth in the Subparagraph of this Agreement entitled “Vesting Schedule” immediately above, if at any time prior to full vesting of all of the Optioned Shares and while the Optionee is performing services for the Subsidiary, LIVE, or another affiliate of LIVE, a Change in Control (as that phrase is defined below) in LIVE occurs, Optionee’s grant and right to exercise this Option shall immediately and fully vest and this Option shall immediately be exercisable as to one hundred percent (100%) of the Optioned Shares (or such percentage of the Optioned Shares as may not then have been previously purchased) on the date immediately preceding the consummation of such transaction. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) the consummation of any transaction after the Effective Date in which any person or entity or group of related persons and/or entities becomes the beneficial owner, directly or indirectly, of securities representing more than thirty-five percent (35%) of the combined voting power of LIVE’s then-outstanding voting securities, or (ii) a majority of the seats (other than vacant seats) on the board of directors or other governing body of LIVE shall at any time be occupied by persons other than those persons who are members of the board of directors on the Effective Date, or (iii) any merger (other than a merger in which LIVE is the survivor and there is no change of control pursuant to (i) or (ii) of this sentence), reorganization, consolidation, liquidation, winding-up, or dissolution of LIVE or the sale of all or substantially all of its assets.

5.    Exercise Price. Subject to the provisions of the Paragraph in this Agreement entitled “Vesting” and for adjustment in the manner provided below, the exercise price for each Optioned Share shall be on and 81/100ths US Dollars ($1.81).

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6.    Method of Exercise. This Option shall be deemed to be exercised when written notice identifying the number of Optioned Shares as to which this Option is then being exercised has been provided to LIVE in accordance with the terms of this Option and full payment for the Optioned Shares with respect to which the Option is exercised has been received by LIVE. Upon the exercise of this Option in whole or in part and payment of the Exercise Price in the manner provided by this Agreement, LIVE shall, as soon thereafter as practicable, deliver to the Optionee a certificate or certificates for the shares purchased or LIVE’s transfer agent shall record such share ownership in “book entry” format. The Exercise Price for the Optioned Shares to be purchased upon the exercise of the Option may be paid in same-day, good funds.

7.    Withholding. LIVE may, in its discretion, require that the Optionee pay to it at or after the time of the exercise of any portion of this Option any such additional amount as LIVE deems necessary, in the exercise of its good faith reasonable discretion, to satisfy its liability to withhold federal, state, or local income tax or any other tax incurred by reason of the exercise of this Option. Such shares shall be valued on the date as of which the amount of tax to be withheld is determined.

8.    Adjustment of Optioned Shares. In the event that there is any stock dividend, stock split, reverse stock split, combination, reclassification, reorganization, recapitalization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of LIVE, issuance of warrants or other rights to purchase common stock or other securities of LIVE, or other similar corporate transaction or events that affect the common stock of LIVE such that an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available pursuant to this Option, then the number of unexercised Optioned Shares subject to this Option and the exercise price per share of such Optioned Shares shall be proportionately adjusted to prevent such dilution or enlargement of the benefits or potential benefits intended to be made available pursuant to this Option.

9.    Option Non-Transferable. This Option shall not be transferable other than by will or the laws of descent and distribution and this Option shall be exercisable during the Optionee’s lifetime only by the Optionee or his guardian or legal representative. Any purported assignment of this Option, or of any right or privilege conferred hereunder, contrary to the provisions hereof shall be null and void.

10. Laws and Regulations. No shares of common stock shall be issued under this Option unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of LIVE in the exercise of its reasonable discretion.

11. Rights in Stock Before Issuance and Delivery. The Optionee shall not be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to the Optionee by LIVE. Except as provided in this Agreement, no adjustment shall be made in the number of shares of common stock issued to the Optionee or in any other rights of the Optionee upon exercise of this Option by reason of any dividend (other than a stock dividend), distribution, or other right granted to LIVE’s stockholders for which the record date is prior to the date of exercise of this Option.

12. Tax Consequences.

12.1       Section 409A. This Option is intended to meet the requirements of Internal Revenue Code Section 409A and the Treasury Regulations promulgated thereunder. If the Option contained in this Agreement is determined to be taxable to the Optionee and/or to LIVE, then LIVE, after consultation with the Optionee, shall have the authority to adopt, prospectively or retroactively, such amendments to this Agreement that LIVE determines in its reasonable discretion to be appropriate to: (i) exempt the transactions contemplated under this Agreement from Section 409A; (ii) make this Agreement comply with the requirements of Section 409A; or (iii) avoid more generally the adverse tax consequences of Section 409A as it applies to this Agreement.

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12.2       Other Tax Consequences. Except as otherwise provided in this Agreement, the Optionee acknowledges that LIVE has not made any representations or warranties to the Optionee with respect to the tax consequences related to the transactions contemplated in this Agreement, and the Optionee is in no manner relying on LIVE or its representatives for an assessment of such tax consequences. The Optionee acknowledges that (i) there may be adverse tax consequences upon acquisition or disposition of this Option or the Shares subject to this Option, (ii) LIVE has no responsibility to the Optionee to ensure any particular tax result, and (iii) the Optionee should consult his own tax advisor prior to the acquisition, exercise, or disposition of this Option and the underlying Shares with regard the particular tax treatment of this Option as it relates to the Optionee.

13. Miscellaneous.

13.1       Agreement Binding. This Agreement shall be binding upon the parties, their legal representatives, and permitted successors and assigns.

13.2       Entire Agreement. This Agreement supersedes any statements, representations, or agreements of LIVE with respect to the grant of the Option made herein and any related rights set forth herein and affecting the grant of this Option and the Optionee hereby waives any rights or claims related to any such statements, representations, or agreements. Except to the extent specifically set forth herein, this Agreement does not supersede or amend any existing agreement, between the Optionee and LIVE. No addition to or modification of any provision of this Agreement shall be binding upon the Optionee or LIVE unless made in writing and signed by both the Optionee and LIVE.

13.3       Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered to and received personally by the recipient, (b) when sent to and received by the recipient by facsimile (receipt electronically confirmed by sender’s facsimile machine) if during normal business hours of the recipient, otherwise on the next business day, (c) one business day after the date when sent to the recipient by reputable express overnight courier service (charges prepaid) and delivery confirmed, or (d) three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid and such receipt is confirmed. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below or to such other address as a party may direct on written notice given pursuant to the terms of this Sub-paragraph:

If to the Optionee:	c/o Vintage Stock, Inc.
202 E. 32nd Street
Joplin, Missouri 64804

If to LIVE:	Live Ventures Incorporated
325 East Warm Springs Road, Suite 102
Las Vegas, Nevada 89119
Attn: Jon Isaac, Chief Executive Officer

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13.4       Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

13.5       Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, exclusive of the conflict of law provisions thereof. The parties agree that the District Court of the County of Clark, State of Nevada shall have exclusive jurisdiction, including in personam jurisdiction, and shall be the exclusive venue for any and all controversies and claims arising out of or relating to this Agreement or a breach thereof, except as otherwise jointly agreed upon by the parties.

13.6       Attorneys’ Fees. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof, or to recover damages as the result of alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorney’s fees.

13.7       Gender and Number. As used herein, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, where the context requires.

13.8       Caption. All captions, titles, headings, and divisions hereof are for purposes of convenience and reference only and shall not be construed to limit or affect the interpretation of this Agreement.

13.9       Counterparts and Electronic Signatures. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. This Agreement may be circulated for signature through electronic transmission, including, without limitation, facsimile and email, and all signatures so obtained and transmitted shall be deemed for all purposes under this Agreement to be original signatures until such time, if ever, as original counterparts are exchanged by the parties.

IN WITNESS WHEREOF, LIVE has executed this Agreement as of the day and year first above written.

LIVE VENTURES INCORPORATED

By: /s/ Jon Isaac

       Jon Isaac, Chief Executive Officer

ACKNOWLEDGE AND ACCEPTED:

/s/ Rodney Spriggs

RODNEY SPRIGGS

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